Exhibit - (a)(1)(FF)

Suite 1120, Cathedral Place,

925 West Georgia Street

Vancouver, British Columbia,

Canada V6C 3L2

Tel: (604) 687-6600

Toll Free: 1-888-411-GOLD

Fax: (604) 687-3932

Email: info@aurizon.com

www.aurizon.com

Toronto Stock Exchange Ticker Symbol – ARZ NYSE MKT Ticker Symbol – AZK U.S. Registration (File 001-31893) News Release Issue No. 15 -2013

March 18, 2013

FOR IMMEDIATE RELEASE

Aurizon Reiterates REJECTION of the Financially Inadequate Alamos Offer

Recommends support for premium value Hecla arrangement

Vancouver, British Columbia, March 18, 2013 – Aurizon Mines Ltd. (TSX:ARZ)(NYSE MKT:AZK) (“Aurizon” or the “Company”) today reiterated its recommendation that Aurizon shareholders REJECT the financially inadequate offer by Alamos Gold Inc. (“Alamos”) and not tender their shares to it.

Aurizon also noted two facts which suggest that the support for the Alamos offer has significantly declined:

1.	Counsel for Alamos disclosed in a hearing before the British Columbia Securities Commission (“BCSC”) on March 15, 2013 that only 6.5% of Aurizon’s shares were tendered to its offer as of that date. This represents tendered support declining by half since the announcement of the Hecla offer, given that on March 12, Alamos had suggested that 13% of shares had been tendered as of noon on March 5.

2.	In the hearing before the BCSC on March 15, nobody having direct control or direction over Aurizon shares provided an affidavit of support to Alamos. The only supporting affidavit that Alamos was able to present was from a former Aurizon shareholder that had sold its Aurizon shares to Alamos in January.

Said George Brack, Chair of the Special Committee of Aurizon’s Board: “The Board remains of the view that the Alamos offer is financially inadequate. The offer made by Hecla provides both more value per Aurizon share, as well as a significantly larger cash component.”

Added Mr. Brack: “The Alamos offer is worth less than the Hecla offer, and support for the Alamos offer appears to have diminished substantially. We reiterate our recommendation that shareholders REJECT the Alamos offer by not tendering their shares, and immediately withdrawing shares that have been tendered, in advance of the 5:00 pm (Pacific) deadline on March 19.”

Aurizon’s Board of Directors continues to recommend that shareholders support the Board-supported arrangement with Hecla:

•	Hecla offers premium value – based on the closing share prices of Hecla and Alamos on March 15, 2013, the Hecla Arrangement provides $0.32 more value than the Alamos bid.

•

Hecla offers more cash – the Hecla arrangement offers Aurizon shareholders greater value certainty through a maximum $513.6 million in cash, which is 68% higher than the maximum amount of cash offered by Alamos ($305 million maximum cash). Roughly two thirds of the Hecla Arrangement is in cash with Alamos’ offer being less than half.

•

Hecla offers a more compelling strategic and jurisdictional fit – a combination of Hecla and Aurizon offers shareholders the opportunity to participate in a North America-focused, US$1.64 billion precious metals company with excellent operating assets in superb jurisdictions, complementary mining experience, and exploration potential.

News Release – March 18, 2013	Page 2
Aurizon Reiterates REJECTION of the Financially Inadequate Alamos Offer

How to Withdraw Shares Tendered to the Alamos Offer

The Board of Directors of Aurizon unanimously recommended that shareholders REJECT the previously announced offer by Alamos Gold Inc. Shareholders who have questions or who may have already tendered their shares to the Alamos Offer and wish to withdraw them, may do so by contacting our Information Agent, Georgeson Toll Free (North America): 1-888-605-7616, Outside North America Call Collect: 1-781-575-2422 or Email: askus@georgeson.com.

Details of Hecla Arrangement

Under the terms of the Hecla Arrangement, Aurizon shareholders may elect to receive in exchange for each Aurizon Share, CAD$4.75 per share or 0.9953 of a Hecla share or a combination of both, subject in each case to pro-ration based on a maximum cash consideration of approximately CAD$513.6 million and a maximum of approximately 57,000,000 Hecla shares. Assuming that all shareholders elect to receive either cash or Hecla shares, the consideration will be fully pro-rated with each shareholder being entitled to receive CAD$3.11 in cash and 0.3446 of a Hecla share for each Aurizon share.

About Hecla Mining Company

Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska and Idaho and exploration and pre-development properties in four world-class silver mining districts in the U.S. and Mexico.

About Aurizon

Aurizon is a gold producer with a growth strategy focused on developing its existing projects in the Abitibi region of north-western Quebec, one of the world’s most favourable mining jurisdictions and prolific gold and base metal regions, and by increasing its asset base through accretive transactions. Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the NYSE MKT under the symbol “AZK”. Additional information on Aurizon and its properties is available on Aurizon’s website at www.aurizon.com.

Contacts:

Media:

Longview Communications

Trevor Zeck (604) 375-5941 or Nick Anstett (416) 649-8008

Investor relations:

Jennifer North, Manager Investor Relations

Aurizon Mines Ltd.

Investor Relations: jennifer.north@aurizon.com

Telephone: 604-687-6600 Fax: 604-687-3932

Toll Free: 1-800-411-GOLD (4653)

Email: info@aurizon.com Website: www.aurizon.com

News Release – March 18, 2013	Page 3
Aurizon Reiterates REJECTION of the Financially Inadequate Alamos Offer

Forward Looking Statements

This news release contains forward-looking information (as defined in the Securities Act (British Columbia)) and forward-looking statements that are prospective in nature (collectively, “forward-looking statements”). All statements other than statements of historical fact may be forward-looking statements. In this news release, such forward-looking statements include statements regarding the ability of the Company and Hecla to consummate the Arrangement on the terms and in the manner contemplated in the Arrangement Agreement, the anticipated benefits of the Arrangement, the anticipated benefits to Aurizon shareholders and to the shareholders of the combined entity on completion of the Arrangement, the timing and anticipated receipt of court and securityholder approvals for the Arrangement transaction, the anticipated value of the combined entity and the expected timing for special meeting of Aurizon securityholders and the closing the Arrangement. These forward-looking statements are based on a number of assumptions, including assumptions regarding the ability of the parties to receive, in a timely manner and on satisfactory terms, the necessary court, shareholder, stock exchange and regulatory approvals and the ability of the parties to satisfy in a timely manner, the conditions to the closing of the Arrangement, the value of Aurizon’s assets, in particular Casa Berardi; the value of Hecla’s assets; the successful completion of new development projects, planned expansions or other projects within the timelines anticipated and at anticipated production levels; the accuracy of reserve and resource estimates, grades, mine life and cash cost estimates; whether mineral resources can be developed; interest and exchange rates; the price of gold, silver and other metals; competitive conditions in the mining industry; title to mineral properties; financing requirements; general economic conditions; and changes in laws, rules and regulations applicable to Aurizon and Hecla. Although management of Aurizon believes that the assumptions made and the expectations represented by such statements are reasonable, there can be no assurance that a forward-looking statement herein will prove to be accurate. Actual results and developments may differ materially from those expressed or implied by the forward-looking statements contained in this news release and even if such actual results and developments are realized or substantially realized, there can be no assurance that they will have the expected consequences or effects. Factors which could cause actual results to differ materially from current expectations include non-completion of the Arrangement, including due to the parties failing to receive, in a timely manner and on satisfactory terms, the necessary court, shareholder, stock exchange and regulatory approvals or the inability of the parties to satisfy in a timely manner the other conditions to the closing of the Arrangement; changes in market conditions; actual results being materially different than reserve and resource estimates, grades, mine life and cash cost estimates; variations in ore grade or recovery rates; risks relating to international operations; fluctuations in gold, silver and other metal prices and currency exchange rates; failure to obtain any required financing; inability to successfully complete new development projects, planned expansions or other projects within the timelines anticipated; adverse changes to general economic conditions or laws, rules and regulations applicable to Aurizon or Hecla; changes in project parameters; the possibility of project cost overruns or unanticipated costs and expenses; labour disputes and other risks of the mining industry; failure of plant, equipment or processes to operate as anticipated; risk that estimated costs, including costs of labor, equipment and materials, including power, are not as anticipated; the risk of an undiscovered defect in title or other adverse claim; that results of exploration activities will be different than anticipated; and those risks set forth in Aurizon’s Annual Information Form dated March 30, 2012 and in Hecla’s filings with the U.S. Securities and Exchange Commission, which are available respectively on Sedar at www.sedar.com and on Edgar at www.sec.gov/. You should not place undue reliance on any forward-looking statements contained in this news release. Aurizon specifically disclaims any obligation to reissue or update these forward-looking statements as a result of new information or events after the date hereof, except as may be required by law.